Exhibit 107

Calculation of Filing Fee Tables

FORM SC TO

(Form Type)

VERATEM, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Valuation

	Transaction Valuation		Fee Rate		Amount of Filing Fee
Fees to Be Paid	$6,518,983	(1)	0.0001476	(2)	$962.20	(2)
Fees Previously Paid	—				—
Total Transaction Valuation	$6,518,983	(1)
Total Fees Due for Filing					$962.20	(2)
Total Fees Previously Paid					—
Total Fee Offsets					—
Net Fee Due					$962.20	(2)

(1)

Calculated solely for purposes of determining the filing fee. The calculation of the Transaction Valuation assumes that all outstanding options to purchase shares of the Company’s common stock that may be eligible for exchange in the offer will be exchanged pursuant to the offer. This calculation assumes stock options to purchase an aggregate of 679,788 shares of the Company’s common stock and having an aggregate value of $6,518,983 as of February 2, 2024, calculated based on a Black Scholes option pricing model.

(2)

The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals $147.60 per $1,000,000 of the aggregate amount of the Transaction Valuation. The Transaction Valuation set forth above was calculated for the sole purpose of determining the filing fee and should not be used for any other purpose.